Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE 2018 FOURTH QUARTER AND FULL YEAR

COLUMBUS, Ohio - March 18, 2019 - Core Molding Technologies, Inc. (NYSE American: CMT) ( “Core” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2018.

Strong sales growth continued in the fourth quarter of 2018, led by the first quarter 2018 acquisition of Horizon Plastics International, Inc. (“Horizon Plastics”) and by increased demand from North American heavy-duty truck customers. Net sales increased $34.1 million or 87% and $107.8 million or 67% for the fourth quarter and full year 2018 compared to the same periods last year. Excluding Horizon Plastics’ sales of $15.1 million and $62.6 million for the three and twelve months ended December 31, 2018, respectively, net sales increased 49% and 28% for the fourth quarter and full year 2018 versus the same periods of 2017.

The Company had a net loss of $3.9 million and $4.8 million for the fourth quarter and full year 2018 compared to net income of $0.8 million and $5.5 million for the fourth quarter and full year 2017. The fourth quarter and full year 2018 net loss includes a net of tax non-cash impairment charge of $1.9 million to write-down the carry amount of goodwill. Excluding the non-cash impairment charge the Company would have recorded a net loss of $2.0 million and $2.9 million for the fourth quarter and full year 2018, respectively. “In the fourth quarter the Company moved quickly to reduce equipment downtime, improve customer deliveries and decrease past due orders,” said David Duvall, President and Chief Executive Officer. “The Company made several investments in the fourth quarter to stabilize operations including raising wage rates, based on market conditions, increasing spending on equipment repairs and preventive maintenance and adding internal and external technical resources. These investments contributed to the net loss in the fourth quarter but were critical to expedite the turnaround the Company is undertaking. As operations stabilize our financial results should show improvement,” Duvall continued.

Fourth Quarter 2018 Compared to Fourth Quarter 2017:

•	Net sales were $73.1 million compared to $39.1 million.

•	Product sales were $69.0 million compared to $37.9 million.

•	Gross margin was 8.9% compared to 13.0%.

•	Selling, general, and administrative expenses were $8.2 million compared to $4.2 million.

•	Goodwill Impairment was $2.4 million in 2018. There was no goodwill impairment in 2017.

•	Operating loss was $4.2 million compared to net income of $0.8 million.

•	Net loss was $3.9 million, or $0.51 per diluted share, compared with net income of $0.8 million, or $0.10 per diluted share.

Year ended 2018 Compared to Year ended 2017:

•	Net sales were $269.5 million compared to $161.7 million.

•	Product sales were $256.2 million compared to $148.6 million.

•	Gross margin was 10.1% compared to 15.2%.

Exhibit 99.1

•	Selling, general, and administrative expenses were $27.8 million compared to $16.7 million.

•	Goodwill Impairment was $2.4 million in 2018. There was no goodwill impairment in 2017.

•	Operating loss was $3.1 million compared to operating income of $7.9 million.

•	Net loss was $4.8 million, or $.62 per diluted share, compared with net income of $5.5 million, or $0.70 per diluted share.

Fourth quarter and full year gross margin was negatively affected by operational inefficiencies, higher costs and increased spending to implement operational changes to help stabilize the business. “The operational changes we made in the fourth quarter improved customer delivery levels which was the initial focus in the turnaround process,” said Eric Palomaki, Executive Vice President of Operations. Mr. Palomaki continued, “Our customers have recognized our progress and are supportive of our approach. We are quickly implementing additional changes to further stabilize operations and improve overall performance.”

Selling, general and administrative expenses increased in the fourth quarter and year ended 2018, compared to the same periods of 2017, primarily due to the Horizon Plastics acquisition, higher labor and benefit costs, increased professional fees utilized to assist in stabilizing operations and one-time severance cost related to our CEO transition. As a result of the Horizon Plastics acquisition, the Company incurred ongoing operating costs of the new entity, amortization costs for acquired intangible assets and one-time acquisition transaction costs.

The one-time acquisition transaction costs negatively impacted net income by $0.9 million ($1.3 million pre-tax), or $0.12 per share for 2018. Excluding the one-time costs, the Company’s net loss for 2018 would have been $3.9 million or $0.50 per diluted share. The Horizon Plastics acquisition, excluding one-time transaction costs, contributed earnings of $0.31 per basic and diluted share for 2018.

In accordance with current accounting requirements, the Company is required to test each of its reporting unit’s goodwill for impairment on an annual basis. In the fourth quarter, the Company’s quantitative evaluation of potential goodwill impairment indicated that the value of the Company’s goodwill related to the Core Traditional reporting unit was below its net book value. As a result, the Company recorded a non-cash charge of $2.4 million ($1.9 million, net of tax), or $0.24 per diluted share to write-off the goodwill of the reporting unit. The evaluation also indicated that the carry value of goodwill related to the Company’s Horizon Plastics reporting unit was not impaired and therefore no impairment charge for the reporting unit was necessary. The impairment charge recorded does not affect the Company’s liquidity or compliance with its debt covenants.

Financial Position at December 31, 2018:

•	Total assets of $201.2 million.

•	Total debt of $58.4 million.

•	Stockholders’ equity of $98.9 million.

The Company’s debt to equity ratio is 59%. The Company’s debt obligations contain covenant provisions related to leverage and fixed charge coverage. As of December 31, 2018, the Company was not in compliance with its debt covenants. During the first quarter of 2019 the Company renegotiated its existing credit facility, which included a waiver of covenant violations as of December 31, 2018, new financial covenant levels and a $7.5 million reduction of the available line of credit. “Working with our banking partners we were able to restructure the Company’s debt facility which waived covenant defaults and provides for less restrictive covenants for 2019,” stated John Zimmer, Chief Financial Officer. “We continue to evaluate the need for other capital resources in order to provide sufficient capital to complete our operational turnaround and return to profitability,” Zimmer concluded.

Exhibit 99.1

Outlook
Duvall stated, “Based on industry analysts’ projections and customer forecasts, we expect sales levels to remain strong in 2019, although there is risk in the forecast as North American heavy-duty truck market production volumes are at the high end of historical cyclical ranges. Industry analysts are projecting 2019 heavy-duty truck production levels to be approximately 335,000 units compared to 324,000 units in 2018.”

Duvall continued, “The operational turnaround required to return to profitability is underway. The management team and employees are engaged in driving operational changes necessary to improve performance. In a very short period of time we have seen improvements in customer delivery levels and asset stability. Our highest priority continues to be driving toward a rapid recovery in order to further improve customer satisfaction and financial results,” Duvall concluded.

About Core Molding Technologies, Inc.
Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of thermoset and thermoplastic products. The Company produces high quality molded products, assemblies and SMC materials for varied markets, including medium and heavy-duty trucks, automotive, marine, home improvement, water management, agriculture, construction and other commercial markets. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of SMC, bulk molding compounds (BMC), resin transfer molding (RTM), liquid molding of dicyclopentadiene (DCPD), spray-up and hand-lay-up, glass mat thermoplastics (GMT), direct long-fiber thermoplastics (D-LFT) and structural foam and web injection molding. Core Molding Technologies has its headquarters in Columbus, Ohio, and operates production facilities in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; Matamoros and Escobedo, Mexico; and Cobourg, Ontario, Canada. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico and Canada; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary

Exhibit 99.1

pressures; new technologies; regulatory matters; labor relations; labor availability; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions, including the recent acquisition of Horizon Plastics; the risk that the integration of Horizon Plastics may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from acquisition of Horizon Plastics may not be fully realized within the expected timeframe; revenues following the acquisition of Horizon Plastics may be lower than expected; customer and employee relationships and business operations may be disrupted by the acquisition of Horizon Plastics; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2017 Annual Report on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales:
Products	$68,975	$37,900	$256,217	$148,623
Tooling	4,187	1,165	13,268	13,050
Total net sales	73,162	39,065	269,485	161,673

Total cost of sales	66,665	34,005	242,344	137,042

Gross margin	6,497	5,060	27,141	24,631

Total selling, general and administrative expense	8,250	4,240	27,838	16,690
Goodwill impairment	2,403	—	2,403	—
Total expenses	10,653	4,240	30,241	16,690

Operating income (loss)	(4,156)	820	(3,100)	7,941

Other income and expense
Net periodic post-retirement benefit	(12)	(13)	(48)	(49)
Interest expense	689	53	2,394	245
Total other income and expense	677	40	2,346	196

Income (loss) before income taxes	(4,833)	780	(5,446)	7,745

Income tax expense (benefit)	(891)	26	(664)	2,286

Net income (loss)	$(3,942)	$754	$(4,782)	$5,459

Net income per common share:
Basic	$(0.51)	$0.10	$(0.62)	$0.71
Diluted	$(0.51)	$0.10	$(0.62)	$0.70
Weighted average shares outstanding:
Basic	7,750	7,711	7,750	7,690
Diluted	7,750	7,768	7,750	7,747

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 12/31/2018	As of 12/31/2017
Assets:
Cash	$1,891	$26,780
Accounts Receivable, net	45,468	19,846
Inventories, net	25,765	13,459
Contract Assets	3,915	2,872
Other Current Assets	3,263	1,998
Property, Plant and Equipment, net	80,657	68,631
Goodwill and Intangibles, net	36,889	2,916
Other Long-term Assets	3,350	2,076
Total Assets	$201,198	$138,578

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt	$3,230	$3,000
Accounts Payable	25,450	13,850
Compensation and Related Benefits	5,154	3,524
Contract Liabilities	1,686	955
Accrued Liabilities and Other	3,514	2,161
Long-Term Debt	37,784	3,750
Revolving Debt	17,375	—
Deferred Tax Liability	—	395
Post Retirement Benefits Liability	8,076	9,050
Stockholders' Equity	98,929	101,893
Total Liabilities and Stockholders' Equity	$201,198	$138,578